SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2008

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5599 San Felipe, 17th Floor, Houston, Texas 77056

42, rue Saint-Dominique, Paris, France 75007

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 25, 2008, Schlumberger Limited issued a press release entitled “Schlumberger Hosts 2008 Investor Conference on September 30th.” The text of the press release is as follows:

Schlumberger Hosts 2008 Investor Conference on September 30th

HOUSTON, September 25, 2008 - Schlumberger Limited [NYSE:SLB] announced today that it is hosting its 2008 Investor Conference in Houston, Texas, on Tuesday, September 30, 2008, beginning at 8:45 am Central Time.

Executive management presentations will be available in listen-only mode through the company’s Web site at www.SLB.com/ir. A transcript of the event’s Q&A session will be published on the same Web site later in the day.

A live video webcast of the event will be broadcast simultaneously from www.SLB.com/ir on a listen-only basis beginning at 8:45 am Central Time.

An audio webcast of the event’s Q&A session will be broadcast beginning at approximately 2:15 pm Central Time. Online attendees should log in 15 minutes prior to the start of each webcast to test their browsers and register. Following the event a replay will be available at the same URL until October 15, 2008.

About Schlumberger

Schlumberger is the world’s leading oilfield services company, supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 84,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)

By:	/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Date: September 29, 2008